EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-82081 and 033-72372) of Flowserve Corporation of our report dated June 29, 2007, relating to the financial statements of the Flowserve Corporation Retirement Savings Plan which appears in this Form 11-K.
/s/ Whitley Penn LLP
Fort Worth, Texas
June 29, 2007